EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) of The PNC Financial Services Group, Inc. pertaining to The PNC Financial Services Group, Inc. Employee Stock Purchase Plan and to the incorporation by reference therein of our report dated February 13, 2008 (except Note 27, as to which the date is November 12, 2008) with respect to the consolidated financial statements of National City Corporation, and our report dated February 13, 2008 with respect to the effectiveness of internal control over financial reporting of National City Corporation, included in The PNC Financial Services Group, Inc.’s Current Report (Form 8-K) dated December 2, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio
December 30, 2008